Exhibit 99.2

DREAMWORKS ANIMATION APPOINTS

FAZAL MERCHANT AS CHIEF FINANCIAL OFFICER

Current CFO Lew Coleman Shifts Focus

to Global Growth in New Role as Vice Chairman

Glendale, CA – August 18, 2014 – Fazal Merchant is joining DreamWorks Animation as the company’s Chief Financial Officer. Merchant joins DreamWorks following current CFO Lew Coleman’s shift earlier this month to the role of Vice Chairman where he will focus on global growth initiatives. Merchant will officially start on September 15, 2014.

“As we continue to transition and grow our executive leadership team to best fit the needs of the company, I’m thrilled to welcome Fazal into the role of CFO,” said Lew Coleman, DreamWorks Animation Vice Chairman and Acting Chief Accounting Officer. “He brings with him not only passion for our business, but also experience drawn from senior leadership roles across multiple industries which will be an incredible asset as we continue to grow and diversify.”

Merchant comes to DreamWorks Animation from DIRECTV where he was most recently SVP and CFO of DIRECTV Latin America; until April 2014, Merchant also held the title of SVP, Treasurer & Corporate Development. Prior to joining DIRECTV in July 2012, Merchant was a managing director and group head at the Royal Bank of Scotland. Prior to that, he was a managing director in the Investment Banking Division of Barclays Capital where he spent seven years advising clients on strategy, financing, and risk solutions. Merchant also spent nine years at Ford Motor Company in various treasury and finance management positions across functions in the U.S. and Europe.

About DreamWorks Animation

DreamWorks Animation (Nasdaq: DWA) creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by

FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranked #12 on the list. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 29 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

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Contact:

Allison Rawlings

Public Relations

(818) 695-3278

allison.rawlings@dreamworks.com

Shannon Olivas

Investor Relations

(818) 695-3658

shannon.olivas@dreamworks.com